Exhibit 99.2

Secretary’s Certificate

The undersigned hereby certifies that the below resolutions adopted at a duly called meeting of Monroe Capital Corporation’s Board of Directors on November 1, 2017, are authentic.

IN WITNESS WHEREOF, I have hereunto set my hand as of the 13th day of December, 2017.

/s/ Aaron D. Peck
Aaron D. Peck Corporate Secretary

RESOLUTIONS OF THE BOARD OF DIRECTORS OF

MONROE CAPITAL CORPORATION

Adopted at a duly called meeting on November 1, 2017

WHEREAS, the Board, by resolutions adopted at a duly called meeting on October 22, 2012, approved that the officers of the Corporation, among other things, establish a bond issued by Travelers-St. Paul Fire & Marine Insurance Company, a reputable fidelity insurance company, against larceny and embezzlement, covering each officer and employee of the Corporation, who may have access to securities or funds of the Corporation, either directly or through authority to draw upon such funds or to direct generally the disposition of such securities (“Fidelity Bond”), pursuant to Rule 17g-1 of the Investment Company Act of 1940 Act (the “1940 Act”), and to file with the Securities and Exchange Commission all such agreements, instruments, certificates, permits and other documents as may be necessary, required or advisable in order to maintain such Fidelity Bond; and

WHEREAS, pursuant to Rule 17g-1 of the 1940, the Corporation is required to maintain adequate coverage under the Fidelity Bond; and

WHEREAS, on November 16, 2017, the officers of the Corporation, on behalf of the Corporation, will enter into a renewal of the Fidelity Bond for the following year, which includes coverage of $2,500,000 (the “New Fidelity Bond”), which exceeds the minimum amount required by Rule 17g-1;

THEREFORE BE IT RESOLVED, that the members of the Board, a majority of whom are not interested persons under the 1940 Act, hereby acknowledge and agree that the New Fidelity Bond is reasonable in form and amount;

RESOLVED, FURTHER, that the appropriate officers of the Corporation be, and they hereby are, authorized to enter into the New Fidelity Bond for the Corporation;

RESOLVED, FURTHER, that any and all previous actions taken by the Corporation’s officers, principals or agents in connection with the New Fidelity Bond be, and hereby are, approved and ratified as duly authorized actions of the Corporation.

RESOLVED, FURTHER, that the appropriate officers of the Corporation be, and each of them hereby is, authorized and directed, for and on behalf of the Corporation, to file the New Fidelity Bond with the Securities and Exchange Commission and to give the notices with respect to such bond, if any, required by the 1940 Act.